Settlement Agreement and General Release

This Settlement Agreement and General Release (referred to as the "Agreement") is entered into between Midland National Life Insurance Company (referred to as "Midland") and Amundi Asset Distributor US, Inc. (formerly Pioneer Funds Distributor, Inc., Pioneer Investment Management, Inc., Pioneer Variable Contracts Trust, and Pioneer Investment Management Shareholder Services, Inc.) (referred to as "Amundi"), collectively referred to in the Agreement as "the Parties."

WHEREAS, Amundi distributes certain investment vehicles for separate accounts established for variable annuity contracts to be offered by Midland, which have previously entered into participation agreements; and

WHEREAS, Amundi contends that Midland owes it a refund of certain alleged overpayments, which Midland disputes; and

WHEREAS, the Parties wish to resolve their dispute without incurring further costs, attorneys' fees or expenses;

WHEREFORE, in consideration of each other's good and valuable promises as set forth in the Agreement, the Parties agree as follows:

1. Settlement Payment. In consideration for each of the promises and terms set forth in this Agreement, Midland shall pay Amundi the total amount of five hundred thirty-seven thousand seven hundred and twenty dollars ($537,720) in the form of an ACH payment within 30 days of the Effective Date defined in paragraph 9 below.

2. General Release of Midland. In consideration for each of the promises and terms set forth in this Agreement, Amundi, on its own behalf, and on behalf of any persons or entities who may assert or derive a claim or interest based on their relationship, contracts or association with Amundi (collectively "the Releasing Parties"), hereby completely releases and forever discharges Midland and all of its past, present and future affiliates, parents, subsidiaries, attorneys, insurers, reinsurers, independent contractors, brokers, principals, agents, sales producers, servants, employees, affiliates, and/or representatives (collectively "the Released Parties"), from any and all rights, claims, demands, debts, contracts, accounts, torts, statutory claims, claims for compensatory or punitive damages, claims for statutory penalties, misfeasance, malfeasance, costs, losses, expenses, obligations, causes of action, damages and liability of any kind or character whatsoever, whether known or unknown, matured or unmatured, asserted or unasserted, and whether legal, equitable or injunctive in nature, that one or more of the Releasing Parties has or may have had against one or more of the Released Parties as of the Effective Date of the Agreement (referred to as the "General Release"). Amundi agrees to indemnify and defend the Released Parties against any claims for contribution or indemnification that may be asserted by any person or entity and for the consequences of any potential breach of its warranties or representations in this Agreement. This General Release is intended to be as comprehensive and complete as permitted by law, including, without limitation, any overpayment amounts allegedly owed at any time by Midland or by any of the Released Parties.

3. Denial of Liability or Wrongdoing. The Parties aclmowledge and agree that this Agreement is a compromise and settlement of disputed claims, and that neitlier the execution of the Agreement nor the exchange of consideration called for by tl1e Agreement shall be construed as an admission of any liability, wrongdoing, or impropriety whatsoever by any of the Parties or the Released Parties, by whom all liability, wrongdoing or impropriety is expressly denied. 4, Confidentiality. Amundi agrees that other than as expressly and explicitly permitted by this paragraph of the Agreement, it shall not make nor cause to be published any statements or disclosures to anyone concerning the terms and conditions of this Agreement, including, without limitation, any description of tl1e type, value, or nature of tl1e consideration exchanged as a part of the Agreement, nor shall it make or cause to be published any disparaging, derogatoiy, or critical statements about any of the Released Parties. Notwithstanding the obligations of this paragraph of the Agreement, Amundi is permitted to disclose the terms of this Agreement (a) to Amundi's accountants, (b) to Amundi's tax advisors, (c) to Amundi's legal advisors, (d) to local, state, or federal taxing authorities, and (e) as required by subpoena or a properly issued order by a Court, a self-regulat01y organization, or other governmental entity, so long as Amundi apprises those persons referenced in subsections (a) through (c) of the confidentiality requirements of the Agreement and provided such persons agree in writing, in advance, to abide by tl1e confidentiality restrictions of this Agreement, In the event of a receipt of a demand pursuant to subparagraph (e), Amundi shall provide Midland wit!i, written notice of such request as soon as practicable and in advance of providing such requested information, such notice to be transmitted in writing to the then current General Counsel of Midland, 5, Authority to Compromise. Amundi represents and warrants that it has the exclusive right and autl10rity to enter into this Agreement and to exchange the consideration recited in the Agreement, and represents and warrants that it has not sold, assigned, transferred, conveyed or othe1wise encumbered or disposed of any of the claims, demands, rights, or causes of action referenced in the Agreement, including without limitation tl1e authority to release the claims subsumed within the provisions of the General Release in this Agreement. 6, Additional Documents and/or Procedures, The Parties agree to cooperate h1 the preparation and execution of any additional documents and to participate in any proceedings reasonably necessa1y to effect the terms and provisions of tl1e Agreement and the conclusiveness and effectiveness of the General Release contemplated by this Agreement. 7. Entire Agreement. This Agreement supersedes all prior negotiations, understandh1gs, and agreements between the Parties concerning the subject matter of this Agreement, but not affecting future performance under the current servicing agreements between the Parties. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, personal representatives, heirs, successors and assigns of each of the Parties, The Parties acknowledge that because tliis is a negotiated agreement, the rule of interpretation agah1st the drafter shall have no application, 8, Severability. If any court or tribunal of competent jurisdiction deterniines tliat any provision of this Agreement is illegal, invalid, or unenforceable for any reason, such illegal, invalid, or unenforceable provision shall be severed from the Agreement, and the remainder of this 2

Agreement shall not be affected and shall remain in full force and effect. 9, Signature in Counteq;,art and Effective Date, The Agreement may be executed in counterparts and the delive1y of complete, executed copies of the signed Agreement via pdf or electronic delivery shall be as effective as the delivery of original signature pages, The Agreement shall become binding and effective as of the time by which each of the following conditions has been satisfied (constituting "the Effective Date" of this Agreement): (a) the Agreement has been dated and signed by all of the proposed signatories to this Agreement reflected in the signature blocks below; and (b) each completed and signed signature page for the fully executed Agreement has been received by counsel for each Party. 10. Representations and Warranties, a. The undersigned have read the Agreement, understand its contents, agree to its terms and conditions, and have full legal authority to irrevocably and conclusively bestow, grant and convey the consideration called for under the terms of the Agreement, b, The Parties have consulted with legal counsel of their choice prior to executing this Agreement; the terms of the Agreement and the consequences of the Agreement have been completely explained to the Parties by their respective attorneys; and the terms of the Agreement are fully understood and voluntarily accepted by the Parties. c. The Parties and their respective counsel have conducted an independent investigation of the facts and do not rely upon any statement or representation of the other Parties or their respective representatives in entering into the Agreement, other tl1an as expressly provided for in the Agreement, d, The Parties and their respective connsel have accepted the terms of the Agreement as a complete compromise of matters involving disputed issues of law and fact and assume the risk that the facts or law may be otl1er than they believe. e, No representations, predictions or guarantees have been made or provided concerning the probable tax treatment that will be afforded to the Payment or to any aspect of the Agreement by the federal, state, or local tax authorities, Midland may issue whatever tax reporting forms it deems appropriate, if any, concerning tl1e Payment called for by this Agreement, as determined in Midland's sole discretion, and without prejudice to Amundi's right to claini or assert in its filings with tl1e tax authorities any particular tax treatment for the Payment that Amundi deems to be appropriate, as determined in its sole discretion, 3

THIS IS A FINAL SETTLEMENT AND GENERAL RELEASE. WE HA VE READ AND UNDERSTAND EACH OF THE TERMS OF THE AGREEMENT, AND THE TERMS OF THE AGREEMENT HAVE BEEN CAREFULLY EXPLAINED TO US BY OUR OWN ATTORNEYS. Date: \ I \ d:-, I I 16::>--i Date: Midland, by its authorized representative 4